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                                     EXHIBIT 10.5

                 Shareholder Control Agreement, dated June 13, 1996,
               between the William C. Norris Institute and the Company
       regarding control of their joint venture entity, Innovative Homes, Inc.

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                                INNOVATIVE HOMES, INC.

                            SHAREHOLDER CONTROL AGREEMENT

         THIS AGREEMENT is made effective as of June 13, 1996 by and among the William C. Norris Institute, a Minnesota nonprofit"corporation ("WCNI") and International Building Concepts, Ltd., a Minnesota corporation ("IBC"), (collectively referred to herein as the "Founding Shareholders").

                                       RECITALS

         A. The Founding Shareholders own all of the 625,000 issued and outstanding Class A voting common stock of Innovative Homes, Inc., a Minnesota corporation (the "Corporation"). WCNI holds 250,000 shares, IBC holds 375,000 shares.

         B. The shareholders intend this Agreement to control certain aspects of the management of the Corporation's business and of the relations among the shareholders, all pursuant to and enforceable as a shareholder control agreement under Minnesota Statutes Sections 302A.457 and 302A.751, subd. 3(a), and laws supplementary thereto and amendatory thereof.

         C. The term "shareholders" in this Agreement means an of the original parties to this Agreement collectively and any other persons who may subsequently become owners of stock while this Agreement is in effect.

         1.1 GENERALLY. The Corporation was formed for the purpose of providing readily available, affordable, and high-quality housing, and shall be bound by all state and federal laws, rules, and orders applicable to this business. The Articles of Incorporation and Bylaws of the Corporation shall govern and regulate the affairs of the Corporation except as specifically provided in this Agreement.

         1.2 ISSUANCE OF SHARES. The Corporation shall not issue any shares, nor any options or rights to purchase shares, except pursuant to commitments of the Corporation in effect as of the date of this Agreement, without the prior approval of shareholders holding at least two-thirds (2/3) of the shares of the Corporation outstanding at the time of such proposed issuance.

         1.3 TRANSFER OF SHARES. Notwithstanding any provisions in the Bylaws to the contrary, at any time following the occurrence of any of the following described events, shareholders shall have the right to purchase the shares owned by a shareholder involved in any of the described occurrences:

         (a) A shareholder makes a voluntary application for relief under federal bankruptcy law or any other law providing relief for debtors;

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         (b)  An involuntary bankruptcy proceeding is commenced against a shareholder and is not dismissed within sixty (60) days of its commencement;

         (c)  A receiver is appointed for any of the property of a shareholder;

         (d) An execution or attachment proceeding is directed at the shares owned by a shareholder;

         (e) An order or decree is issued in connection with any divorce, marriage dissolution, separation or similar proceedings providing for the transfer of any of the shares, except to a (former) spouse who is an existing shareholder; or

         (f) The shares owned by a shareholder are subject to any event which would result in the transfer of the shares by operation of law except as specifically authorized herein.

The purchase price for such stock shall be computed using book value, which is defined as the value arrived at by adding all assets and deducting all liabilities and dividing that sum by the number of shares of common stock outstanding.

         1.4 WARRANTS. The shareholders agree that the following individuals have rights to a warrant for the purchase of the Corporation's Class A common stock, as follows:

         17,500 shares, Dan Evans, at $1.00 per share;
         10,000 shares, Bill Osbom, at $1.00 per share; and 10,000 shares, Jack J. Kamowski, at $1.00 per share.

These warrants are exercisable over five (5) years, 25% exercisable after second year, 25% after third year, 25% after fourth year and 25% after fifth year.

         1.5 ADDITIONAL WARRANTS. The shareholders agree that the following shares of Class A common stock are to be reserved for future warrants:

         12,500 shares, future employees, at market price at time of issue; and 25,000 shares, directors, at market price at time of issue.

         1.6 FIRST FINANCING. The goal of the first round of financing is to issue a total of 125,000 shares at $2.00 per share through a private placement of common stock. It is contemplated that 50,000 shares will be issued in northern Minnesota to entities and individuals acceptable to the Board of Directors and an additional 75,000 shares will be issued to other individuals and entities acceptable to the Board of Directors.

         1.7 FAILURE OF FIRST FINANCING. If the Board of Directors finds that it cannot complete the financing pursuant to section 1.06 of this Agreement, WCNI shall have the right to

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purchase all, but not less than all, of 125,000 shares at $1.00 each.  If
WCNI does not exercise this right, WCNI and IBC shall have the right to purchase 50,000 and 75,000 shares respectively, at; $1.00 each, representing a continuation of their pro-rata ownership. If the parties cannot agree to complete the purchase of shares on these terms, or if no other agreement can be reached to raise capital from the Founding Shareholders, IBC may purchase all of WCNI shares for $125,000. This purchase price may be paid from the proceeds of the sale of the model home, together with IBC convertible debentures, the terms of which must be agreed upon by WCNI and IBC.

         1.8 SUBSEQUENT FINANCING. It is anticipated that additional capital, if needed, will come from outside investors. However, if after the shareholders approve an offering of shares under Section 1.02 above, the Board of Directors finds it desirable to delay outside financing or that outside finance cannot be obtained on acceptable terms, each current shareholder will be given the right to purchase shares in accordance with the shareholder's pro rata portion of the offering. If a shareholder declines the right to purchase such pro rata share of stock, the remaining shareholders may, but are not required to, purchase the additional shares.

         1.9 DIRECTORS AND OFFICERS. The shareholders agree to vote their shares to elect Robert H. Leslie, Wayne E. Densmore, Jack J. Karnowski, Howard G. Norberg, Dan Evans, and two nominees to be agreed upon by the Founding Shareholders. In the case of resignation or removal of any director elected by one of the Founding Shareholders, such Founding Shareholder shall have the right to name a successor. Each Founding Shareholder is deemed to have elected the following directors: Rob Leslie and Wayne Densmore, elected by IBC; Jack J. Kamowski, Howard G. Norberg, elected by WCNI. All other director vacancies will be filled in accordance with the Bylaws. The unanimous approval of the Board of Directors is required for dividends or cash contributions.

         Officers shall be elected from time to time by the Board of Directors and shall include Chairman of the Board, President and Chief Executive Officer, Secretary, Treasurer and Chief Financial Officer.

         1.10 CONTRIBUTIONS OF FOUNDING SHAREHOLDERS. In addition to the cash consideration for the initial stock by WCNI, the shareholders agree that the Founding Shareholders' contributions are as follows:

         (a)  WCNI

              1.  Continued expert assistance and guidance;

              2.  Corporate, academic and government contacts;

              3. Expert assistance through the Job Creation Collaborative, or Robert H. Leslie.

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         (b)  IBC

              1. Both a non-exclusive and exclusive license for the 12 foot oriented strand board housing technology invention claimed in U.S. Provisional Patent Application, Serial No. 60/011,265 for Monolithic Shelter (the "Invention"), or such successor housing technology as may be developed by IBC or any successor to the Invention, including all future Letters Patent issued therefor (collectively, "Housing"), including rights to manufacturing, marketing and sales, in accordance with the License Agreement of even date herewith (the "License Agreement");

              2. Right to market and manufacture the Housing within the territory described in Section 1.11 of this Agreement. Upon approval of the Board of Directors, the Corporation shall have the right to sublicense technology within the exclusive territory;

              3. Provide Housing shells to the Corporation at MANUFACTURING cost (as defined in Section 1.12) plus 10%;

              4. Provide field assembly support of housing shell in field to first three orders of all developers and dealers in 1996 and 1997 and product support expertise on an ongoing basis; as IBC introduces major new technology, such as the two story house, IBC will provide field assembly for three houses in the first year and three houses in the second year;

              5.  Provide training on an ongoing basis;

              6. Provide access to all internal documents, including financial information, and support and assistance from personnel reasonably necessary to develop a business plan for the Corporation;

              7.  Provide building code approval on the following schedule:

                   Minnesota, approval received,
                   Iowa, approval received,
                   North Dakota, no later than 30 days after receipt of order, or IBC will initiate a request for code approval if necessary to obtain orders for Housing in the state,
                   South Dakota, no later than 30 days after receipt of order, or IBC will initiate a request for code approval if necessary to obtain orders for Housing in the state,
                   Manitoba, no later than 7/l/96, or earlier if necessary to obtain orders for Housing in the province

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                   Nebraska, no later than 9/30/96, or earlier if necessary to obtain orders for Housing in the state
                   Other states and Indian tribes, as need is determined by the
                        Corporation.

         1.11 TERRITORY. The shareholders agree that license for the technology shall cover the following areas:

         (a)   EXCLUSIVE TERRITORY

               1.   Province of Manitoba, Canada
               2.   All Indian Tribes in the United States and Canada
               3. All areas south of the Canadian border from Pembina, North Dakota to Omaha, Nebraska and extending 50 miles east and 50 miles west of Interstate Highway I-29.

         IBC agrees that it will not sell or assist others in selling in the Exclusive Territory granted to Corporation.

         (b)   NON-EXCLUSIVE TERRITORY

         The Corporation shall use the license on a non-exclusive basis in all other areas, subject to the terms of the License Agreement.

         (c)   MARKETING AND DEVELOPMENT

         The Corporation will concentrate its marketing efforts in the Exclusive Territories but will also target the following areas for development:

               1. The "Conac Region" in North Dakota (center of North American Coalition for Rural Development). This includes six counties in North Central North Dakota (Benson, Botuneau, McHenry, Pierce, Rolette, and Towner)

               2. The "Lakes Region" in Minnesota an area beginning in Baudette at the Canadian border, running south to Grand Rapids, to Aitkin south to Isle, then following 29 west to Wheaton, Minnesota.

The Corporation will build model homes, develop contractor and dealer relationships and extend a significant marketing effort in these areas. Upon successful market penetration and sales in any Non-exclusive Territory, the Corporation may request, and IBC may grant, but is not required to grant, an exclusive license for that territory. The Corporation shall have a right of first refusal to acquire other exclusive territories in accordance with Section l(b) of the License Agreement.

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         1.12  MANUFACTURER.  The Founding Shareholders agree that IBC shall manufacture the housing components and sell them to the Corporation at cost plus 10%. The selling price shall be adjusted quarterly and manufacturing cost will be determined on a square foot basis, and total cost will be determined in accordance with the following formula:

         (a)   COST PER SQUARE FOOT CALCULATION

               Direct materials         X.XX
                Direct labor            X.XX
                                        ----
                       Total cost       X.XX
                        10%              .XX
                                        ----
                                        X.XX

         (b) TOTAL COST. = Cost Per Square x Total Square footage of ordered housing from time to time.

If the Corporation elects to manufacture the components pursuant to the License Agreement, the Corporation shall seek outside sources of equity and debt financing. The shareholders agree that the cost of material is based upon cost for oriented strand board of $10.00 per sheet, which will be reviewed quarterly and adjusted as necessary. IBC will provide the square foot manufacturing costs upon execution of this Agreement, and quarterly thereafter.

         1.13 SPECIFIC PERFORMANCE. The parties acknowledge that the damages arising out of any breach of any provision of this Agreement will be difficult or impossible to determine; accordingly, the parties agree that in any action commenced with respect to such a breach, the plaintiff(s) shall be entitled to specific performance or other equitable relief and no party will assert the defense to such action that the plaintiffs has an "adequate remedy at law." Exercise of the provisions of this paragraph shall not constitute a waiver of the right to seek damages or any other legal remedy.

         1.14 CERTIFICATE LEGEND. The certificates representing shares owned by the shareholders shall bear the following legend:

         The shares evidenced by this certificate are subject to the terms of that certain Shareholder Control Agreement dated as of June 13, 1996, by and among the shareholders of the Corporation, a copy of which is on file in the office of the Secretary of the Corporation.

         1.15 TERMINATION. This Agreement shall terminate upon the sooner of any of the following events:

         (a)   Unanimous written agreement of all the shareholders.

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         (b)   If either IBC or WCNI seeks protection from creditors under
    Chapters 7 or 11 of the Bankruptcy Code, or is dissolved and completely liquidated.

         (c) If one shareholder purchases all of the shares of the other shareholders pursuant to Section 7.8 of the Bylaws.

         (d) The entry of an order for relief under Chapter 7 of the Bankruptcy Code, or the dissolution or complete liquidation of the Corporation.

The termination of this Agreement shall not affect obligations or rights accrued prior to the effective date of termination. Upon the termination of this Agreement, the shareholders shall surrender to the Corporation their share certificates and the Corporation shall issue to them in lieu thereof new certificates for an equal number of shares, without the legend set forth in
Section 1.15 of this Agreement

         1.16 SHAREHOLDER CONTROL PROVISIONS. The parties intend that applicable provisions of this Agreement shall constitute a shareholder control agreement under Section 302A.457 of the Business Corporations Act and shall be enforceable and binding in accordance with such Section, and that all provisions of this Agreement, notwithstanding the application of
Section 302A.457, shall be fully enforceable and binding upon all parties hereto, to the extent permitted by law. For purposes of compliance with Section 302A.457, the shareholders hereby acknowledge and agree that:

         (a) This Agreement has been signed by all persons who are now shareholders, whether or not all shareholders of the Corporation have voting rights, and by all subscribers for shares, whether or not voting shares, to be issued.

         (b) A copy of this Agreement shall at all times be kept on file in the office of the Secretary of the Corporation.

         (c) The existence and location of a copy of this Agreement shall be noted conspicuously on the face or back of each certificate for shares of the Corporation.

         (d) Every shareholder, beneficial owner of shares, and other person having a permitted security interest in shares shall have the right, upon written demand, to obtain a copy of this Agreement from the Corporation, at the expense of the Corporation.

         1.17 SHAREHOLDER EXPECTATIONS. The shareholders agree that this Agreement reflects the parties reasonable expectations concerning matters in this Agreement pursuant to Section 302A.751, subd. 3a., of Minnesota Statutes and the parties have had the opportunity to seek the advice of counsel concerning their rights and obligations hereunder.

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         1.18  ADDITIONAL PARTIES TO THIS AGREEMENT.  In the event any additional parties become shareholders in the Corporation, whether as a result of purchasing shares from the Corporation or from shareholders, or both, or through a permitted transfer of shares from current or future shareholders, each new shareholder, as a condition to the purchase of shares, shall enter into an Addendum to this Agreement in which he or she agrees to be bound by all provisions hereof. Each new shareholder who executes and delivers such an Addendum shall be entitled to all rights and benefits hereunder, and bound by the obligations hereunder, to the same extent as if he or she had been an original party to this Agreement. Each of the shareholders agrees to execute and deliver an Addendum to this Agreement with any new shareholder, so long as the new shareholder is treated consistently with other parties to this Agreement, based on the number of shares held by each.

         1.19 AMENDMENTS. This Agreement may be amended only by a writing executed and delivered by all of the parties hereto.

         1.20 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         1.21 NOTICES. Notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered in person or sent by certified or registered mail, postage prepaid, to any shareholder at its address as reflected by the records of the Corporation, to the Corporation at the address hereinafter set forth, or, to any of the parties at any other address that a party may hereafter specify by written notice to the other party given hereunder:

         If to WCNI:

         The William C. Norris Institute
         2001 Killebrew Drive, Suite 302
         Bloomington, MN 55425
         Attention:  Howard G. Norberg, Vice President

         With a copy to:

         Jack J. Kamowski
         4909 W. 93rd Street
         Bloomington, MN 55437

         If to IBC:

         International Building Concepts, Inc.
         3040 4th Avenue South
         Minneapolis, MN 55408
         Attention:  Wayne E. Densmore

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         With a copy to:

         Kevin L. Crudden, Esq.
         Robins, Kaplan, Miller & Ciresi
         800 LaSalle Avenue
         Minneapolis, MN 55402

         1.22 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

         1.23 COSTS. If any legal action or other proceeding is brought for the enforcement of this Agreement, or, because of alleged dispute, breach, default or misrepresentation, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and all other costs incurred in that action or proceeding, in addition to any other relief to which the parties may be entitled.

         1.24 WAIVER. No waiver of any provision of this Agreement shall be effective unless expressed in writing by the party to be charged with such waiver. No waiver shall be deemed to have continuing effect unless it is expressly stated to have continuing effect.

         1.25 INTERPRETATION AND INVALIDITY. As used in this Agreement, words denoting gender shall include masculine, feminine, and neuter, and the singular includes the plural (and vice versa). The provisions of this Agreement shall be applied and interpreted in a manner consistent with each other so as to carry out the purposes and intent of the parties, but if for any reason any provision is unenforceable or invalid, such remaining provisions shall be carried out with the same force and effect as if the severed provision had not been a part of this Agreement.

         1.26 INTEGRATION. This Agreement constitutes and expresses the entire agreement and understanding among the parties relative to the subject matter hereof and supersedes all prior agreements, understandings, and promises, whether oral or in writing, relating to such subject matter, except as specifically provided in this Agreement. No amendment or modification of this Agreement shall be valid unless set forth in a subsequent writing signed by all parties to this Agreement.

         1.27 BINDING EFFECT. This Agreement shall bind and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns, who are obligated to take any action which may be necessary 6r'proper to carry out the purposes and intent hereof, notwithstanding any contrary directions contained in any will or other testamentary instrument.

         1.28  SEVERABILITY; CONFLICTS.

         (a) To the extent possible, each provision of this Agreement shall be interpreted in such a manner to be valid and effective under applicable law, but if any provision of this

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    Agreement is held to be invalid, illegal, or unenforceable under any achievable law or rule in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity, illegality, or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction.

         (b) To the extent permitted by Minnesota law, any conflict between the provisions of this Agreement and the Articles of Incorporation or Bylaws of the Corporation shall be resolved in favor of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

                                        WILLIAM C. NORRIS INSTITUTE



                                        By:____________________________________
                                        Title:_________________________________


                                        INTERNATIONAL BUILDING CONCEPTS,
                                          INC.



                                        By:____________________________________
                                        Title:_________________________________